Filed Pursuant to Rule 433

Registration No. 333-284121-02

**	PRICING DETAILS** $1.109BN+ DRIVE 2025-1 Subprime Auto ABS

Joint Lead Bookrunners: Wells Fargo Securities (str), RBC Capital Markets, and

Santander US Capital Markets

DE&I Coordinator: Wells Fargo Securities

DE&I Co-managers: Samuel A. Ramirez & Co., Inc. and AmeriVet Securities, Inc.

-ANTICIPATED CAPITAL STRUCTURE-

Class	Size($MM)	WAL*	Moody’s/DBRS		E. MTY	L. MTY	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	146.000	0.12	P-1/R-1	(H)	08/2025	06/15/2026	I-CRV	<N/O>
A-2	368.580	0.62	Aaa/AAA		07/2026	08/15/2028	I-CRV	68	4.921	4.870	99.99942
A-3	231.250	1.48	Aaa/AAA		04/2027	09/15/2032	I-CRV	75	4.786	4.730	99.98742
B	175.040	2.15	Aaa/AA		11/2027	09/15/2032	I-CRV	88	4.841	4.790	99.99431
C	144.600	2.75	Aa3/A		06/2028	09/15/2032	I-CRV	110	5.047	4.990	99.98807
D	190.260	3.53	Baa3/BBB		05/2029	09/15/2032	I-CRV	150	5.475	5.410	99.98878

*	1.75% ABS to 5.00% Clean-Up Call

-TRANSACTION SUMMARY-

Size: $1.109BN+ (NO GROW)

Format: SEC Registered

ERISA: Yes

Min Denoms: $1k x $1k

Expected Ratings: Moody’s / DBRS

Ticker: DRIVE 2025-1

First Interest Payment: 06/16/2025

Exp. Settle: 05/28/2025

B&D: Wells Fargo Securities

-MARKETING MATERIALS-

Preliminary Prospectus: attached

FWP: attached

Intex CDI: attached

Intexnet Deal Name: wsdrive202501 | Password: 2VK3

Dealroadshow: https://dealroadshow.com | Code: DRIVE20251

Dealroadshow Direct Link: https://dealroadshow.com/e/DRIVE20251

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